Exhibit 21.1

Entity	State
Farmland Partners Inc.	MD
Farmland Partners Operating Partnership, L.P.	DE
Farmland Partners OP GP, LLC	DE
PH Farms LLC	IL
Cottonwood Valley Land, LLC	NE
FPI Colorado LLC	DE
FPI Burlington Farms LLC	DE
FPI Arkansas LLC	DE
FPI Agribusiness LLC	DE